                      PIONEER HI-BRED INTERNATIONAL, INC.

     OFFER TO PURCHASE FOR CASH UP TO 16,444,586 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
     AT A PURCHASE PRICE NOT GREATER THAN $104 NOR LESS THAN $88 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON OCTOBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

    Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company" or "Pioneer"), invites its stockholders to tender shares of its common stock, par value $1.00 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), to the Company at prices not greater than $104 nor less than $88 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $104 nor less than $88 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (the "Requisite Number") (or such lesser number of Shares as are validly tendered at prices not greater than $104 nor less than $88 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    The Offer is being made pursuant to an Investment Agreement, dated as of August 6, 1997 (the "Investment Agreement"), between the Company and E. I. du Pont de Nemours and Company ("DuPont"). Concurrently with the execution of the Investment Agreement, the Company entered into a Research Alliance Agreement and a Joint Venture Formation Agreement with DuPont (collectively, all such agreements and the agreements ancillary thereto, the "Agreements"). Pursuant to the Agreements, Pioneer and DuPont agreed to three integrated transactions involving a research alliance and collaboration between the two companies (the "Research Alliance"), the formation of a joint venture (the "Joint Venture") to exploit business opportunities in quality grain traits and an equity investment by DuPont in Pioneer which will ultimately give DuPont, after giving effect to the consummation of the Offer assuming the Requisite Number of Shares are purchased by the Company, a 20% equity interest in Pioneer (the transactions contemplated by the Agreements, the "Transactions").

    The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PHB." On September 24, 1997, the last full trading day on the NYSE prior to the announcement by the Company of the price range of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $93 1/16. On August 6, 1997, the last full trading day on the NYSE prior to the announcement of the Transactions by the Company, the closing per Share sales price as reported on the NYSE Composite Tape was $76 9/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 7.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE TRANSACTIONS, INCLUDING THE OFFER. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

                            ------------------------

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
           The date of this Offer to Purchase is September 25, 1997.

                                   IMPORTANT

    Any stockholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal (or, for Eligible Institutions (as defined in Section 3) only, a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal with any required signature guarantee, or transmit an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, together in each case with any other required documents, to BankBoston, N.A. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    TO EFFECT A VALID TENDER OF SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

    THIS GENERAL SUMMARY IS PROVIDED FOR THE CONVENIENCE OF THE COMPANY'S STOCKHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT AND MORE SPECIFIC DETAILS OF THIS OFFER TO PURCHASE. UNLESS OTHERWISE DEFINED, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS OFFER TO PURCHASE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, IN THEIR ENTIRETY.

                                   THE OFFER

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Number of Shares to
  be Purchased..................  16,444,586 Shares (or such lesser number of Shares as are validly tendered).

Purchase Price..................  The Company will determine a single per Share net cash price, not greater than $104 nor less than $88 per Share,
                                  that it will pay for Shares validly tendered. The Company
                                  will select the lowest Purchase Price that will allow it
                                  to buy 16,444,586 Shares (or such lesser number of Shares
                                  as are validly tendered at prices not greater than $104
                                  nor less than $88 per Share) validly tendered. All Shares
                                  acquired in the Offer will be acquired at the Purchase
                                  Price even if tendered below the Purchase Price. Each
                                  stockholder desiring to tender Shares must specify in the
                                  Letter of Transmittal the minimum price (not greater than
                                  $104 nor less than $88 per Share) at which such
                                  stockholder is willing to have Shares purchased by the
                                  Company. Stockholders wishing to maximize the possibility
                                  that their Shares will be purchased at the Purchase Price
                                  may check the box in the Letter of Transmittal marked
                                  "Shares Tendered at Price Determined by Dutch Auction."
                                  Checking this box may result in a Purchase Price of the
                                  Shares so tendered at the minimum price of $88 per Share.

Market Price of Shares..........  On September 24, 1997, the last reported sale price of the
                                  Shares on the NYSE Composite Tape was $93 1/16 per Share.
                                  On August 6, 1997, the last full trading day on the NYSE
                                  prior to the announcement of the Transactions by the
                                  Company, the closing per Share sales price as reported on
                                  the NYSE Composite Tape was $76 9/16. See Section 7 for
                                  recent trading prices of and cash dividends paid on the
                                  Shares.

How to Tender Shares............  See Section 3. Call the Information Agent at its address and telephone number set forth on the back cover page of
                                  this Offer to Purchase, or consult your broker for
                                  assistance.

Brokerage Commissions...........  None.

Stock Transfer Tax..............  None, if payment is made to the registered holder.

Expiration and Proration
  Dates.........................  October 23, 1997, at 12:00 Midnight, New York City time, unless extended by the Company.

Payment Date....................  As soon as practicable after the Expiration Date.

Position of the Company and its
  Directors.....................  Neither the Company nor its Board of Directors makes any

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                                  recommendation to any stockholder as to whether to tender
                                  or refrain from tendering Shares.

Withdrawal Rights...............  Tendered Shares may be withdrawn at any time until 12:00
                                  Midnight, New York City time, on October 23, 1997, unless
                                  the Offer is extended by the Company. See Section 4.

Odd Lots........................  There will be no proration of Shares tendered by any stockholder owning beneficially or of record fewer than
                                  100 Shares in the aggregate (including Shares held in the
                                  Dividend Reinvestment Plan) as of the Expiration Date, who
                                  tenders all such Shares at or below the Purchase Price
                                  prior to the Expiration Date and who checks the "Odd Lots"
                                  box in the Letter of Transmittal.

Further Developments Regarding
  the Offer.....................  Call the Information Agent at its address and telephone number set forth on the back cover page of this Offer to
                                  Purchase, or consult your broker.

                                      THE TRANSACTIONS

Transactions....................  On August 6, 1997, the Company entered into a Research
                                  Alliance Agreement, Joint Venture Formation Agreement and
                                  Investment Agreement (collectively, together with the
                                  ancillary agreements thereto, the "Agreements") with
                                  DuPont. Pursuant to the terms of the Agreements, Pioneer
                                  and DuPont agreed to three integrated transactions
                                  involving a research alliance and collaboration between
                                  the two companies, the formation of a Joint Venture to
                                  exploit business opportunities in quality grain traits and an equity investment by DuPont in Pioneer which will
                                  ultimately give DuPont, after giving effect to the Offer
                                  assuming the Requisite Number of Shares are purchased, a
                                  20% equity interest in Pioneer. The Offer is being made
                                  pursuant to the terms of the Investment Agreement.

Research Alliance Agreement.....  Pursuant to the Research Alliance Agreement, Pioneer and
                                  DuPont have agreed to a research alliance and
                                  collaboration to take advantage of their respective
                                  expertise in technology and know-how concerning quality
                                  grain traits, agronomic traits, industrial use traits,
                                  genomics and enabling technologies for developing seed,
                                  grain, grain products, plant materials and other crop
                                  improvement products. Quality traits are genetic
                                  characteristics which result in a modification of seed,
                                  plant or grain composition or attributes that have value
                                  to end users of grain, grain products or plant materials
                                  and which command value in the market that is capable of
                                  being captured. Agronomic traits are genetic improvements
                                  which improve the plant's defensive characteristics and
                                  its ability to produce a high grain yield.

Joint Venture Formation
  Agreement.....................  Pursuant to the Joint Venture Formation Agreement, Pioneer
                                  and DuPont have agreed to form a commercial joint venture
                                  (the "Joint Venture"), in which each party will own a 50%
                                  interest, which will seek to create, maximize and capture
                                  value for quality traits in

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                                  seeds, grain, grain products and plant material delivered
                                  through corn, soybean and other selected oilseeds. The
                                  interest of each of Pioneer and DuPont in the Joint
                                  Venture may be purchased by the other party in certain
                                  circumstances.

Investment Agreement............  The equity investment component of the transaction involves DuPont's purchase directly from Pioneer of
                                  164,445.86 shares of a new series of Preferred Stock of
                                  the Company denominated as Series A Convertible Preferred
                                  Stock, par value $.01 per share (the "Preferred Stock"),
                                  which shares represented a common equivalent economic
                                  ownership interest in Pioneer equal to 19.99% of Pioneer's outstanding Shares before giving effect to the equity
                                  investment transaction, which was completed on September
                                  18, 1997 (the "Equity Investment Closing Date"), and
                                  approximately 16.67% after giving effect thereto. The
                                  price paid by DuPont, on a common share equivalent basis,
                                  was $104 per Share in cash and $1.71 billion in aggregate
                                  for all shares of Preferred Stock purchased by DuPont.

                                  The Investment Agreement, which has a term of 16 years and is thereafter extended unless terminated upon one year's
                                  prior notice given by either party, includes a standstill
                                  which prohibits DuPont from acquiring any additional
                                  Shares, except for certain top-up rights to enable it to
                                  obtain and maintain a 20% equity interest, or from taking
                                  certain other actions to seek control of or influence the
                                  management, the Board or the policies of the Company
                                  (including by proposing or seeking to effect any merger or other business combination transaction involving the
                                  Company, engaging in any consent or proxy solicitation as
                                  to the election of directors or otherwise, or forming a
                                  "group" within the meaning of Section 13(d)(3) of the
                                  Securities Exchange Act of 1934, as amended (the "Exchange
                                  Act"), with third parties with respect to any of the
                                  Company's voting securities). DuPont is entitled under the
                                  Investment Agreement to nominate two (and in certain
                                  circumstances three) directors to Pioneer's board of
                                  directors (the "Board") of 13 members (exclusive of the
                                  DuPont nominees), provided that DuPont maintains an equity ownership of at least 10%. At the Equity Investment
                                  Closing Date, Charles O. Holliday, Jr., Executive Vice
                                  President and a director of DuPont, and William F. Kirk,
                                  Vice President and General Manager of DuPont Agricultural
                                  Products, joined Pioneer's Board as DuPont's initial
                                  designees.

                                  The Investment Agreement requires Pioneer to use the
                                  proceeds of the DuPont equity investment to repurchase its
                                  Shares by commencing the Offer shortly after the Equity
                                  Investment Closing Date, and thereafter, if necessary, by
                                  making open market repurchases, in each case, with Pioneer seeking to repurchase sufficient shares to increase
                                  DuPont's equity ownership to 20%. Pioneer is not required
                                  to repurchase any shares in excess of the $104 per Share
                                  common equivalent issue price unless DuPont agrees to pay
                                  the weighted average cost in excess of $104 per Share.

                                  After completion of the Company buy-back program, if
                                  DuPont's ownership has not been increased to 20%, DuPont
                                  is permitted for one year to increase its economic
                                  ownership through open market purchases to up to 20%.
                                  DuPont is required to exchange all Shares acquired by it
                                  in any such transaction for additional shares of Preferred
                                  Stock (on the basis of 100 Shares for each share of
                                  Preferred Stock).

                                  The Preferred Stock is a common stock economic equivalent
                                  and participates equally, on the basis of the number of
                                  Shares into which the Preferred Stock is convertible,
                                  whether or not such conversion has occurred, in all
                                  dividends and distributions when declared by the Company
                                  on or with respect to the Shares. Shares of Preferred
                                  Stock are convertible (on the basis of 100 Shares for each share of Preferred Stock) automatically upon the transfer
                                  of beneficial ownership of such shares of Preferred Stock
                                  to a person not a member of a DuPont Group (defined
                                  generally under the Investment Agreement as including
                                  DuPont and its affiliates) and under certain other limited circumstances described in this Offer to Purchase. The
                                  Preferred Stock will vote together as a class with the
                                  holders of Shares on all matters, including the election
                                  of directors, on which the holders of Shares are entitled
                                  to vote with voting power at all times (and regardless of
                                  the number of votes that may be cast at any meeting based
                                  on the Company's existing time-phased five vote per Share
                                  voting rights structure) equal to its percentage common
                                  equivalent economic ownership interest in the Company.

                                  The Investment Agreement obligates DuPont to vote its
                                  shares of Preferred Stock in favor of the slate of
                                  directors (including any DuPont nominees) proposed by the
                                  Board and certain other limited matters, and otherwise
                                  permits DuPont to exercise its voting power in its
                                  discretion. The Investment Agreement contains provisions
                                  that impose certain restrictions upon DuPont's ability to
                                  transfer its shares of Preferred Stock (or the Shares into which such shares are convertible), including provisions
                                  that prohibit any transfer (other than by means of a
                                  dividend by DuPont to its shareholders) for three years
                                  after the Equity Investment Closing Date and restrict
                                  thereafter the manner in which any such transfer may be
                                  made, the size of the block of shares that any transferee
                                  may acquire and, in certain cases, the terms upon which
                                  any transferee may acquire Shares as a result of any such
                                  transfer. The Investment Agreement further obligates
                                  DuPont, in the event that its common equivalent economic
                                  ownership should exceed by more than one percentage point, as a result of stock repurchases by the Company or
                                  otherwise, 20% (or such lower percentage as is equal to
                                  DuPont's Ownership Cap (as defined in the Investment
                                  Agreement) in effect at such time), to sell its Preferred
                                  Stock at the request of the Company so that its economic
                                  ownership is equal to 20% (or the lower Ownership Cap, if
                                  applicable), subject to certain indemnification
                                  obligations of the Company if any such sale requires
                                  DuPont to incur a loss as a result of the mandatory sale
                                  of


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                                  such shares based on the price at which DuPont purchased
                                  such shares. In addition, under the Investment Agreement,
                                  as long as DuPont's Ownership Cap is 18% or more, (i)
                                  DuPont is entitled to 30 days' prior notice of, and the
                                  right to participate in any auction leading up to, the
                                  sale of the Company or other business combination
                                  constituting a Change in Control (as defined in the
                                  Investment Agreement) of Pioneer, and (ii) the Company is
                                  prohibited from consummating or entering into a binding
                                  agreement for a Competing Investment (defined in the
                                  Investment Agreement as certain equity investments in the
                                  Company exceeding a specified size by one of the eight
                                  competitors designated by DuPont on an annual basis) for a period of four years after the date of the Investment
                                  Agreement. DuPont is also accorded certain rights in the
                                  event that a Competing Investment is proposed or
                                  consummated by the Company after the end of such four-year period, including the right to be provided 30 days' prior
                                  notice thereof, subject to the loss by DuPont of certain
                                  of its other rights as a stockholder under the Investment
                                  Agreement. In addition, certain of DuPont's rights as a
                                  stockholder under the Investment Agreement are eliminated
                                  or modified in the event that either the Joint Venture or
                                  the Research Alliance is terminated.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

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SECTION                                                                                                        PAGE
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SUMMARY...................................................................................................           3
INTRODUCTION..............................................................................................           9
THE OFFER.................................................................................................          11
 1. Number of Shares; Proration...........................................................................          11
 2. Tenders by Owners of Fewer than 100 Shares............................................................          13
 3. Procedure for Tendering Shares........................................................................          14
 4. Withdrawal Rights.....................................................................................          17
 5. Purchase of Shares and Payment of Purchase Price......................................................          18
 6. Certain Conditions of the Offer.......................................................................          19
 7. Price Range of Shares; Dividends......................................................................          20
 8. Background and Purpose of the Offer; Certain Effects of the Offer.....................................          21
 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning
   the Shares.............................................................................................          27
10. Source and Amount of Funds............................................................................          27
11. Certain Information About the Company.................................................................          27
12. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act....................          33
13. Certain Legal Matters; Regulatory Approvals...........................................................          33
14. Certain U.S. Federal Income Tax Consequences..........................................................          33
15. Extension of the Offer; Termination; Amendments.......................................................          36
16. Fees and Expenses.....................................................................................          36
17. Miscellaneous.........................................................................................          37

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
  PIONEER HI-BRED INTERNATIONAL, INC.:

                                  INTRODUCTION

    Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $1.00 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), to the Company at prices not greater than $104 nor less than $88 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $104 nor less than $88 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (the "Requisite Number") (or such lesser number of Shares as are validly tendered at prices not greater than $104 nor less than $88 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    If, before the Expiration Date, more than 16,444,586 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of Lazard Freres & Co. LLC ("Lazard" or the "Dealer Manager"), D.F. King & Co., Inc. (the "Information Agent") and BankBoston, N.A. (the "Depositary") in connection with the Offer. See Section 16.

    The Offer is being made pursuant to an Investment Agreement, dated as of August 6, 1997 (the "Investment Agreement"), between the Company and E. I. du Pont de Nemours and Company ("DuPont"). Concurrently with the execution of the Investment Agreement, the Company entered into a Research Alliance Agreement and a Joint Venture Formation Agreement with DuPont (collectively, together with the agreements ancillary thereto, the "Agreements"). Pursuant to the terms of the Agreements, Pioneer and DuPont agreed to three integrated transactions involving a research alliance and collaboration between the two companies (the "Research Alliance"), the formation of the Joint Venture to exploit business opportunities in quality grain traits and an equity investment by DuPont in Pioneer which will ultimately give DuPont, after giving effect to the consummation of the Offer assuming the Requisite

Number of Shares are purchased by the Company, a 20% equity interest in Pioneer (the transactions contemplated by the Agreements, the "Transactions").

    The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $104 nor less than $88 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of the Offer or prior to the announcement of the Transactions on August 7, 1997.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE TRANSACTIONS, INCLUDING THE OFFER. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SEE SECTION 9 FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

    If the Company, pursuant to the Offer, purchases fewer than the Requisite Number of Shares, the Company is further required under the Investment Agreement, and the Board of Directors of Pioneer ("the Board") has authorized the Company, to use commercially reasonable efforts during the remainder of the one-year period (the "Company Buy-Back Period") commencing with the Equity Investment Closing Date to repurchase Shares from the stockholders of the Company other than DuPont or any member of the DuPont Group in open market purchases or pursuant to additional self-tender offers by the Company to the extent necessary so that DuPont's common stock equivalent ownership percentage shall equal 20%. Any such open market or other purchases may be made on the same terms or on terms more favorable or less favorable to the stockholders than the terms of the Offer. Under the terms of the Investment Agreement, the Company is not obligated to pay greater than $104 per Share in any such repurchase (unless DuPont pays the average weighted cost per Share in excess of $104), the aggregate amount paid by the Company in all such purchases (including pursuant to the Offer) need not exceed the aggregate purchase price paid by DuPont for the shares of Preferred Stock purchased by it, and the Company is not required to repurchase in excess of the Requisite Number of Shares. Accordingly, no assurance can be given that the Company will purchase additional Shares after the consummation or expiration of the Offer. In any event, the Company will not make (and is restricted from doing so under Rule 13e-4(f) adopted by the Securities and Exchange Commission (the "Commission") under the Exchange Act) any such purchase until the expiration of at least ten business days after termination of the Offer.

    Stockholders who are participants in the Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") may instruct BankBoston, N.A., as administrator of the Dividend Reinvestment Plan (in such capacity, the "Plan Administrator"), to tender all or part of the Shares credited to a participant's account in the Dividend Reinvestment Plan by following the instructions set forth in "Procedure for Tendering Shares--Dividend Reinvestment Plan" in Section 3.

    As of September 25, 1997, there were 82,222,935 Shares outstanding, 16,444,586 Shares issuable upon conversion of all outstanding Preferred Stock owned by DuPont and no Shares issuable upon exercise of vested stock options under the Company's stock option plans or agreements relating thereto. The 16,444,586 Shares that the Company is offering to purchase represent approximately 16.67% of the outstanding Shares including, for this purpose, the Shares into which the Preferred Stock owned by DuPont is convertible. In addition to the foregoing, 997,000 Shares are issuable upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2002.

    The Shares are listed and principally traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PHB." On September 24, 1997, the last full trading day on the NYSE prior to the announcement by the Company of the price range of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $93 1/16. On August 6, 1997, the last full trading day on the NYSE prior to the announcement of the Transactions by the Company, the closing per Share sale price as reported on the NYSE Composite Tape was $76 9/16. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 16,444,586 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $104 nor less than $88 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on October 23, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (or such lesser number as are validly tendered at prices not greater than $104 nor less than $88 per Share) validly tendered and not withdrawn pursuant to the Offer. As required under the Rules adopted by the Commission, if (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price (not greater than $104 nor less than $88 per Share) at which such stockholder is willing to have the Company purchase Shares. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $104 nor less than $88 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $104 nor less than $88 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 16,444,586 Shares, the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

    PRIORITY. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 16,444,586 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

    (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

        (a) tenders all Shares beneficially owned by such Odd Lot owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

        (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

    PRORATION. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

    On April 6, 1989, the Board of Directors declared a dividend distribution of one Right for each Share outstanding on April 6, 1989 (the "Record Date"). Each Share issued subsequent to the Record Date had a Right attached to it. The Rights expire on December 13, 2006 unless earlier redeemed by the Company. The terms of the Rights have been amended on December 13, 1994, December 13, 1996 and August 6, 1997, to, among other things, (i) modify the Rights so that each Right represents the right to purchase one one-thousandth of a share of Series A Participating Preferred Stock of the Company at an exercise price of $250, subject to adjustment and (ii) grant holders of shares of Preferred Stock, in respect of each Share into which the Preferred Stock is convertible, whether or not such conversion has occurred, the same Rights as holders of Shares. The Rights generally become exercisable upon the earlier to occur of (i) the ownership by a person of 15% or more of the outstanding Shares or (ii) the ownership by a person of 10% or more of the outstanding Shares, but only if and when such ownership, at any time, represents more than one-fourth of the combined voting power of the Shares then outstanding (the "Trigger Amount") and treating all Shares into which the Preferred Stock is convertible as outstanding for purposes of these provisions. The Rights are not currently exercisable and trade together with the Shares associated therewith. Absent circumstances causing the Rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will also constitute a tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer have an interest in the Rights associated with such Shares. The Rights Agreement further permits, without triggering the Rights, the ownership of Shares by certain members of the Wallace family and other Grandfathered

Persons as set forth in the Rights Agreement and the ownership by DuPont or certain of its wholly-owned subsidiaries of the shares of Preferred Stock to the extent such ownership is permitted under the Investment Agreement. It is not expected that the completion of the Offer, by itself, will result in the Rights becoming exercisable or separately tradable or any single stockholder or group of stockholders owning an excess of the Trigger Amount.

    As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether, and in what amounts, to tender Shares. In addition, the order in which Shares are purchased may affect the United States federal income tax consequences to a stockholder, including because, as indicated in Section 14, the United States federal income tax consequences to a stockholder may vary depending on the extent to which the stockholder's voting interest in the Company is reduced and on the particular block of Shares purchased from the stockholder. The Letter of Transmittal affords each tendering stockholder tendering shares in certificate form the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration for tax purposes and so as to otherwise enable stockholders who own both Shares entitled to five votes per Share and Shares entitled to one vote per Share to designate which Shares are to be tendered.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares on or about September 25, 1997 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

    The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who own, beneficially or of record, as of the Expiration Date an aggregate of fewer than 100 Shares, including Shares held in the Dividend Reinvestment Plan ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares that such Odd Lot Owner owns, beneficially or of record; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (including Shares held in the Dividend Reinvestment Plan), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares owned beneficially or of record by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, except that an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that the stockholder is tendering all of such stockholder's Shares (including Shares held in the Dividend Reinvestment
Plan) at the Purchase Price. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange.

    The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3. PROCEDURE FOR TENDERING SHARES

    PROPER TENDER OF SHARES.  For Shares to be validly tendered pursuant to the
Offer:

        (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, together in each case with any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

        (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

    AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.25) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED, EXCEPT THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL ENTITLED "ODD LOTS" INDICATING THAT THE STOCKHOLDER IS TENDERING ALL OF SUCH STOCKHOLDER'S SHARES AT THE PURCHASE PRICE. Stockholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $88 per Share.

    In addition, Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company or Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together in each case with any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, together in each case with any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message from a Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) such a Book-Entry Transfer Facility has received from the participant in such Book-Entry Transfer Facility an express acknowledgment of such participant's tender of the Shares that are the subject of the Book-Entry Confirmation, (b) the participant in such Book-Entry Transfer Facility has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Company may enforce such agreement against the participant in such Book-Entry Transfer Facility.

    Delivery of documents to a Book-Entry Transfer Facility in accordance with such Facility's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

       (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together in each case with any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

    If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such stockholder.

    FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to the Offer, each stockholder who does not otherwise establish an exemption from backup withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold 30% of the gross payments made pursuant to the Offer unless a reduced rate of withholding or an exemption from withholding is applicable.

    The Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless the Company and the Depositary determine that (i) a reduced rate of withholding is available pursuant to a tax treaty or (ii) an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof (other than any partnership treated as foreign under United State Treasury regulations), or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before any payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary before any payment a properly completed and executed IRS Form 4224. The Company and the Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that such reliance thereon is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption", "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

    For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

    DIVIDEND REINVESTMENT PLAN. Shares credited to participants' accounts under the Dividend Reinvestment Plan will be tendered by BankBoston, N.A., as Plan Administrator, according to instructions provided to the Plan Administrator from participants in the Dividend Reinvestment Plan. Shares for which the Plan Administrator has not received timely instructions from participants will not be tendered. The Plan Administrator will make available to the participants whose accounts are credited with Shares under the Dividend Reinvestment Plan all documents furnished to stockholders generally in connection with the Offer. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS PLAN ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY USE THE LETTER OF TRANSMITTAL TO INSTRUCT THE PLAN ADMINISTRATOR REGARDING THE OFFER BY COMPLETING THE BOX ENTITLED "DIVIDEND REINVESTMENT PLAN SHARES." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

    TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

    DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Share or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares, pursuant to the Offer, are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on November 21, 1997.

    For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Date by again following any of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $104 nor less than $88 per Share) validly tendered and not withdrawn pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, in each case with any other required documents.

    Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all

Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after September 25, 1997, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

        (a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole; or

        (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or
    (ii) of paragraph (a) above; or

        (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
    (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or
    (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on September 24, 1997; or

        (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

        (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

        (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

    The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and principally traded on the NYSE. The Company's stock began trading on the NYSE on November 7, 1995. Prior to that date, the Company's stock was traded in the National Association of Securities Dealers National Market System ("NSM"). The high and low closing sales prices per Share on the NYSE Composite Tape (or, if applicable, as reported on the NSM) as compiled from published financial sources and the quarterly cash dividends paid per Share for the periods indicated are listed below:

                                                                    HIGH        LOW       DIVIDENDS
                                                                  ---------  ---------  -------------
FISCAL 1996
  1st Quarter...................................................  $57 3/8    $43          $     .20
  2nd Quarter...................................................  58 1/4     49 3/4             .20
  3rd Quarter...................................................  56 5/8     51 3/4             .20
  4th Quarter...................................................  57 1/4     51                 .23
FISCAL 1997
  1st Quarter...................................................  73 1/8     55 1/8             .23
  2nd Quarter...................................................  72 1/8     65 3/8             .23
  3rd Quarter...................................................  73         58 3/4             .23
  4th Quarter...................................................  90         69 5/8             .26
FISCAL 1998
  1st Quarter (through September 24, 1997)......................  93 1/16    86 7/16            .26*

------------------------

*   Declared but not paid.

    The closing per Share sales price as reported on the NYSE Composite Tape on September 24, 1997, the last full trading day before the announcement by the Company of the price range of and the number of Shares sought in the Offer, was $93 1/16. On August 6, 1997, the last full trading day on the NYSE prior to the announcement of the Transactions by the Company, the closing per Share sales price as reported on the NYSE Composite Tape was $76 9/16. On September 16, 1997, the Board declared the regular quarterly cash dividend of $.26 per Share on all outstanding Shares. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    BACKGROUND AND PURPOSE OF THE OFFER. The Company is making the Offer pursuant to the terms of the Investment Agreement which requires that the Company commence the Offer within five business days of the Equity Investment Closing Date and further requires, if the Offer does not result in the purchase by the Company of the Requisite Number of Shares, that the Company use commercially reasonable efforts to repurchase additional Shares through additional tender offers or open market purchases.

    The Investment Agreement, together with the Research Alliance Agreement and the Joint Venture Formation Agreement (collectively, together with the agreements ancillary thereto, the "Agreements") were entered into on August 6, 1997 between Pioneer and DuPont. The Transactions effected pursuant to the Agreements consist of (i) the creation of a Research Alliance between Pioneer and DuPont to develop and improve upon the companies' respective expertise, technology and know-how concerning quality grain traits, agronomic traits, industrial use traits and enabling technologies for seed, grain, grain products, plant materials and other crop improvement products, (ii) the formation of a jointly owned (with each party owning 50%) commercial Joint Venture to create and capture value from quality traits, and (iii) the acquisition by DuPont of an equity investment in Pioneer which, assuming the purchase by the Company of the Requisite Number of Shares pursuant to the Offer, would give DuPont a 20% interest in Pioneer's common equity. Quality grain traits involve the creation of genetic characteristics which modify seed, plant or grain composition or attributes in a manner that has value to end-users of grain, grain products or plant materials and which command value in the market that is capable of being captured. Agronomic traits are genetic improvements which improve the plant's defensive characteristics and its ability to produce a high grain yield. The Company believes that the Research Alliance with DuPont, together with the commercial Joint Venture in quality grain traits, will be beneficial over the long term to the Company and its stockholders by strengthening the Company's access to technology that is believed to be vital to the future of the Company's business and will expand the opportunities of the Company to exploit the commercial possibilities of quality grain traits. The Company believes DuPont is a well-suited partner for it in these efforts because of the scope and extent of DuPont's capabilities in life science and agricultural products research and development and the common vision shared by both companies in emerging technologies in the agricultural marketplace.

    The Company entered into the Investment Agreement as part of the Transactions in order to cement the relationships established under the Research Alliance and Joint Venture between the two companies by providing DuPont a stake in the future value of the Company. The Investment Agreement satisfies Pioneer's objectives in proceeding with a DuPont equity investment, including that the structure and terms of the equity investment be made on terms believed to be fair to Pioneer and its stockholders, that the equity investment not enable DuPont, as a result of the Company's time phased five vote per Share voting rights structure to exercise voting power in excess of its percentage economic ownership in the Company and that DuPont agree to a standstill agreement with respect to its equity investment in the Company to ensure that Pioneer maintain its status as an independent public company and that DuPont would not seek to acquire control of Pioneer. The structure of the DuPont equity investment involved the direct purchase from the Company of a new series of Preferred Stock that was effectively a common stock economic equivalent and the subsequent repurchase of an equal number of Shares by the Company from stockholders, other than DuPont, through one or more self-tender offers or open-market purchases.

    The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $104 nor less than $88 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer, or prior to the announcement of the Transactions on August 7, 1997.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE TRANSACTIONS, INCLUDING THE OFFER. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

    Shares acquired by the Company pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for any corporate purpose, including, the issuance of Shares upon the conversion of the Preferred Stock acquired by DuPont, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans and employment agreements. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

    DESCRIPTION OF AGREEMENTS. THE FOLLOWING SUMMARIES OF THE RESEARCH ALLIANCE AGREEMENT, THE JOINT VENTURE FORMATION AGREEMENT AND THE INVESTMENT AGREEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE AGREEMENTS, WHICH ARE ATTACHED AS EXHIBITS TO THE SCHEDULE 13E-4 TO WHICH THIS OFFER TO PURCHASE RELATES. CERTAIN DEFINED TERMS USED IN THE DESCRIPTION OF THE AGREEMENTS BELOW WHICH ARE NOT OTHERWISE DEFINED IN THIS OFFER TO PURCHASE AND WHICH ARE DEFINED IN THE AGREEMENTS SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH THEREIN.

    RESEARCH ALLIANCE AGREEMENT. Pursuant to the Research Alliance Agreement, Pioneer and DuPont have agreed to a Research Alliance to take advantage of the respective expertise of each in technology and know-how concerning quality grain traits, agronomic traits, industrial use traits, genomics and enabling technologies for developing seed, grain, grain products, plant materials and other crop improvement products within the field of corn, soybean and other selected oilseed crops. The Research Alliance has two components, namely collaborative efforts by both parties to develop new technologies, and the grant by each party to the other of licenses to certain technology. The focus of the research collaboration efforts is to benefit primarily the Joint Venture and secondarily the respective businesses of Pioneer and DuPont. The research collaboration is managed by a seven-member research committee with three representatives from each of Pioneer and DuPont and one representative from the Joint Venture. Each party will fund its own efforts under the research collaboration; however, the research committee will seek to balance the resources and funding provided by each party so that each party will make approximately equal contributions on an annual basis. The parties have agreed that their current level of research spending and efforts for Joint Venture product quality traits will be maintained or increased. The parties will jointly own (including through the Joint Venture) technology developed through the collaborative efforts of the parties. In addition to the collaborative efforts, the Research Alliance provides for grants of licenses. Each party has a nonexclusive, nontransferable royalty-free license to the technology of the other party for research purposes. Technology related to quality traits is licensed to the Joint Venture. The Joint Venture, in turn, is required to license such technology to Pioneer on a royalty basis in order for Pioneer to fulfill its role as the preferred seed supplier to the Joint Venture under the Preferred Seed Support Agreement described below. DuPont is not entitled to convey Pioneer sourced germplasm (that is, the proprietary seed of the Company from which hybrid seed products are developed) or commingled germplasm to any third party without Pioneer's consent. In the event of termination of the Research Alliance, DuPont must meet a 95% minimum distance requirements for commingled germplasm. In addition, each party will have the right to use, on an exclusive royalty bearing basis, all technology developed by the other party to make, use or sell products within the first party's principal business field, which in the case of Pioneer means the production of seeds that embody traits that impact crop yield potential and in the case of DuPont means technology related to the interaction of chemicals with genes to protect or regulate crop growth or development or technology that has application in non-agricultural markets. Each party has a right of first refusal to technology for products in the field of corn, soybeans and other selected oilseeds that fall outside products otherwise covered by the Research Alliance. The Research Alliance Agreement may be terminated by either party upon three years' prior written notice delivered no earlier than 13 years after the date of the Research Alliance Agreement.

    JOINT VENTURE FORMATION AGREEMENT. Pursuant to the Joint Venture Formation Agreement, Pioneer and DuPont have established a commercial joint venture (the "Joint Venture") in the form of a limited liability company in which each party has a 50% interest, to create, maximize and capture value from quality grain traits. Each party has agreed to contribute its respective existing quality trait assets and businesses to the Joint Venture. Pioneer has not contributed any of its germplasm to the Joint Venture. The Joint Venture will be managed by a members committee composed of three representatives designated by each party. The term of the Joint Venture is perpetual, subject to earlier termination in certain events including (i) the bankruptcy of either DuPont or Pioneer, (ii) a "substantial disagreement" between the parties at any time after the tenth anniversary of the date of the Agreements that is not resolved in accordance with the dispute resolution procedures established under the Joint Venture, and
(iii) a change of control (as defined in the Investment Agreement) of either DuPont or Pioneer or certain sales by DuPont of its Agricultural Products Division or the consummation of a Competing Investment by Pioneer. Under the Joint Venture Formation Agreement, the party not initiating or the subject of the event which triggers the termination under clause (i) or (iii) above will have the right either, depending upon the type of event and when it occurs, (a) to purchase the joint venture interest owned by the other party at a price determined through a fair market valuation conducted by investment banking firms selected by the parties under the Joint Venture Formation Agreement or (b) to trigger an auction process by which the joint venture interest of either party will be sold to the highest bidder as between the two parties. In the case of a substantial disagreement after the tenth anniversary of the date of the Agreements, an auction process is triggered. A voluntary default by either party under the Joint Venture Formation Agreement permits the non-defaulting party to buy the Joint Venture interest of the defaulting party at a nominal cost if the default occurs during the first 10 years after the date of the Agreements and at fair market value if the default occurs thereafter. Certain long-term post termination rights and obligations apply after any termination which permit an orderly wind-up of the Joint Venture and ensure that Pioneer will have access to the Joint Venture's technology to sell quality trait seed.

    A key component of the Joint Venture is the Preferred Seed Support Agreement between the Joint Venture and Pioneer. The Joint Venture is not in the seed business and will look to Pioneer to be the Joint Venture's preferred worldwide provider and preferred marketer of quality trait seed pursuant to the Preferred Seed Support Agreement, subject to certain existing supply contracts with third-party seed companies that will continue. In addition, there may be needs for other third-party suppliers in the future if Pioneer's capacity cannot meet demand or when the Joint Venture is not able to provide Pioneer the freedom to operate technology. In general, the Joint Venture will be entitled to premiums or royalties captured from the quality trait aspects of seed sold by Pioneer, as determined by the parties in accordance with the Joint Venture Formation Agreement and Pioneer will be entitled to revenues from the entire genetic package of traits and services in the buying of seed except for the quality trait aspect.

    INVESTMENT AGREEMENT. The equity investment component of the transaction involved DuPont's purchase directly from Pioneer of 164,445.86 shares of a new series of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), which represent a common equivalent economic ownership interest in Pioneer equal to 16,444,586 Shares, or 19.99% of Pioneer's outstanding Shares before giving effect to the equity investment transaction, and approximately 16.67% after giving effect thereto. The purchase was completed on September 18, 1997 (the "Equity Investment Closing Date"). The price paid by DuPont, on a common share equivalent basis, is $104 per Share in cash, for an aggregate purchase price of approximately $1.71 billion (the "Preferred Stock Purchase Price").

    STANDSTILL; BOARD SEATS. The Investment Agreement, which has a term of 16 years after the date of the Agreements, and continues thereafter unless and until either party gives one year's prior written notice, includes a standstill which prohibits DuPont from acquiring any additional Shares except for certain top-up rights to enable it to obtain and maintain a 20% equity interest, or from taking certain other actions to seek control of or influence the management, the Board or the policies of the Company (including proposing or seeking to effect any merger or other business combination transaction involving the Company, engaging in any consent or proxy solicitation as to the election of directors or any other matter or forming a 13D Group with respect to any of the Company's voting securities with third parties). DuPont is entitled under the Investment Agreement to nominate two (and in certain circumstances three) directors to Pioneer's Board of 13 members (exclusive of the DuPont nominees), provided that DuPont maintains an equity ownership of at least 10%. Effective at the Equity Investment Closing Date, Charles O. Holliday, Jr., Executive Vice President and a director of DuPont, and William F. Kirk, Vice President and General Manager of DuPont Agriculture Products, joined the Board as DuPont's initial designees.

    USE OF PROCEEDS. The Investment Agreement requires that Pioneer use the proceeds of the DuPont equity investment to repurchase its Shares by commencing the Offer, shortly after the Equity Investment Closing Date, and thereafter, if necessary, through open market repurchases, in each case, with Pioneer seeking to repurchase sufficient Shares to increase DuPont's equity ownership up to 20%. Pioneer is not required to repurchase any Shares in excess of the $104 issue price unless DuPont agrees to pay the weighted average cost in excess of the $104 per Share issue price. In addition, the aggregate amount paid by Pioneer in all such repurchases (including pursuant to the Offer) need not exceed the aggregate Preferred Stock Purchase Price and the aggregate number of Shares acquired by Pioneer in all such repurchases need not exceed the Requisite Number. After completion of the Company buy-back program (the period such program is required to be in effect, the "Company Buy-Back Period"), if DuPont's ownership has not been increased to 20%, DuPont is permitted for one year thereafter (such period being subject to extension in certain cases) to increase its economic ownership through open market purchases to up to 20%. DuPont is required to exchange all Shares acquired by it in any such transaction for additional shares of Preferred Stock on the basis of 100 Shares for each additional share of Preferred Stock.

    TERMS FOR PREFERRED STOCK; EXCHANGE FOR CLASS B COMMON STOCK. The Preferred Stock is a common stock economic equivalent and participates equally, on the basis of the number of Shares into which the Preferred Stock is convertible, whether or not such conversion has occurred, in all dividends and distributions when declared by the Company on or with respect to the Shares. Shares of Preferred Stock are convertible (on the basis of 100 Shares for each share of Preferred Stock) automatically upon the transfer of beneficial ownership of such shares of Preferred Stock to a person not a member of a DuPont Group and under certain other limited circumstances described below. The Preferred Stock will vote together as a class with the holders of Shares on all matters, including the election of directors, on which the holders of Shares are entitled to vote with voting power at all times (regardless of the number of votes that may be cast at any meeting based on the Company's existing time-phased voting structure pursuant to which every Share is generally entitled to five votes if it has been continuously beneficially owned by the same holder for three consecutive years and to one vote per share otherwise) equal to its percentage common equivalent economic ownership interest in the Company. In no event will DuPont's aggregate voting power exceed 20%. The Preferred Stock is also convertible into Shares (a) in the event that all outstanding Shares are changed through a charter amendment or other reclassification to have the same vote per share, without any time phased voting and (b) at the option of DuPont in the event that after the fifth annual meeting following the end of the Company Buy-Back Period, the Company's stockholders have not approved an amendment to the Company's charter to reclassify the Preferred Stock held by DuPont into Class B Common Stock having identical terms and thereafter both DuPont's independent public accountants and the staff of the Commission shall not have permitted DuPont to account for its investment in the Company using the full equity accounting method. If DuPont exercises its conversion rights specified under clause (b) above, DuPont has agreed to vote any voting power it would otherwise have in excess of its economic ownership pro rata in proportion to how the Shares owned by all stockholders of the Company other than DuPont are voted. The Company presently intends to propose the reclassification amendment described above to the Company's stockholders in connection with the next annual meeting of the Company's stockholders in January 1998.

    VOTING AGREEMENT; TRANSFER RESTRICTIONS. The Investment Agreement obligates DuPont to vote its shares of Preferred Stock in favor of the slate of directors (including any DuPont nominees) proposed by the Board and certain other limited matters, and otherwise permits DuPont to exercise its voting power in its discretion. The Investment Agreement contains provisions imposing certain restrictions upon DuPont's ability to transfer its shares of Preferred Stock (or the Shares into which such shares are convertible), including provisions that prohibit any transfer (other than by means of a dividend by DuPont to its shareholders) for three years after the Equity Investment Closing Date and restrict thereafter the manner in which such transfer may be made, the size of the block of Shares that any transferee may acquire, and, in certain cases, the terms upon which any transferee may acquire Shares as a result of any such transfer. Generally, pursuant to such provisions, no transfer may be made unless one or more of the following conditions have been satisfied: (i) the transferee would not own, after giving effect to the transfer, in excess of 5% of the total voting power or ownership of the equity securities of Pioneer, (ii) the transferee has signed a standstill agreement incorporating certain provisions of the Investment Agreement and/or (iii) prior to such transfer, Pioneer has been accorded a right of first refusal or a right of first offer to purchase the shares proposed to be transferred. DuPont is also entitled, after the third anniversary of the Equity Investment Closing Date, to exercise certain demand and "piggyback" registration rights with respect to the Shares into which the Preferred Stock is convertible on customary terms.

    MANDATORY SELL-DOWN. The Investment Agreement obligates DuPont, in the event its common equivalent economic ownership should exceed by one percentage point, as a result of stock repurchases by the Company or otherwise, 20% (or such lower percentage as is equal to DuPont's Ownership Cap in effect at such time), to sell its Preferred Stock at the request of the Company so that its economic ownership is equal to 20% (or the lower Ownership Cap, if applicable), provided that the Company indemnifies DuPont for any loss incurred by it (based on its $104 per Share effective purchase price) as a result of such forced sale. The DuPont Ownership Cap is initially 20% and is subject to reduction (x) automatically, in the event that DuPont transfers any of its shares to a third party not a member of the DuPont Group (other than in certain limited circumstances) and (y) after the expiration of specified time periods, if DuPont fails to purchase Shares in open-market transactions sufficient to bring its ownership level to that permitted under the Investment Agreement.

    RIGHTS OF DUPONT UPON CHANGE OF CONTROL; COMPETING INVESTMENT. Under the Investment Agreement, as long as DuPont's Ownership Cap is 18% or more, (i) DuPont is entitled to 30 days' prior notice of, and a full and fair opportunity to participate in any auction leading up to, the sale of the Company or other business combination constituting a Change in Control of Pioneer (which is defined to include the acquisition by any person or group of Shares representing a common stock economic equivalent percentage ownership in Pioneer of 30% (or, in certain cases, up to 40%) or more and a merger or other business combination transaction in which the Company's stockholders own less than 50% of the total voting power or common equity of the surviving entity) and (ii) the Company is prohibited from consummating or entering into a binding agreement for a Competing Investment (defined as an equity investment in the Company exceeding a specified size by one of the eight competitors designated by DuPont on an annual basis) for a period of four years after the date of the Agreements and thereafter DuPont is accorded certain rights in the event a Competing Investment is proposed or consummated. The size of equity investment in Pioneer treated as a Competing Investment ranges from 10% or more if certain conditions (such as if competitor has the right to designate a Board member) to 15% or more under other circumstances. In any event, a transaction constituting a Change in Control will be governed exclusively by the provisions described above applicable to a Change in Control of Pioneer and not the provisions for Competing Investment. See "Joint Venture Formation Agreement" under Section 8, "Background and Purpose of the Offer; Certain Effects of the Offer," above. If the Company consummates a Competing Investment after the fourth anniversary of the date of the Agreements, DuPont is entitled to 30 days' prior written notice of the proposed Competing Investment and to declare a Release Event (as defined in the Investment Agreement) to have occurred, in which event DuPont will have the right, if such Release Event occurs, within the first three years after the end of the initial four year period, to purchase Pioneer's joint venture interest for fair market value as described above and thereafter, to trigger an auction process in which the highest bidder as between DuPont and Pioneer will have the right to purchase the joint venture interest of the other.

    In addition, upon the occurrence of any Release Event, the termination of the Formation Agreement or the Research Alliance Agreement other than as a result of willful and substantial breach of material terms by Pioneer, and the sale, except under certain defined conditions, by DuPont of its Agricultural Products division, DuPont will lose its right to nominate its designees to the Pioneer Board and shall cause its nominees to resign. In addition, DuPont will thereafter be required to vote all shares in favor of the Board slate and in proportion to all other votes of the other stockholders of the Company on all other matters. DuPont will also lose certain other rights as a stockholder under the Investment Agreement, including its rights with respect to change in control of Pioneer and with respect to Competing Investments. DuPont will also thereafter be subject to certain standstill restrictions in perpetuity. In addition, certain provisions of the Investment Agreement will survive a transaction constituting a change in control of Pioneer if DuPont has a significant equity stake in (and no other person or group owns more than 50% of) the surviving company.

    CERTAIN EFFECTS OF THE OFFER. Consummation of the Offer will have the effect of increasing the proportionate economic interest and, depending upon whether, and the extent to which, Shares tendered into the Offer and Shares that remain outstanding after the Offer have five votes or one vote per share under the Company's time phased five for one voting rights structure, the relative voting interest of stockholders who do not tender Shares into the Offer. The Company has not been advised and has not inquired whether or not the members of the Wallace family (other than H. Scott Wallace who is a director of the Company and who has advised the Company that he is undecided as to whether or not to tender the Shares owned by him) intend to tender any Shares pursuant to the Offer.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    As of September 25, 1997, there were 82,222,935 Shares outstanding, 16,444,586 Shares issuable upon conversion of all outstanding Preferred Stock owned by DuPont, and no Shares issuable upon exercise of vested stock options under the Company's stock option plans or agreements related thereto. As of September 24, 1997, the Company's directors and executive officers as a group (35 persons) beneficially owned 2,278,103 Shares which constituted 2.31% of the outstanding Shares at such time (including for this purpose, the Shares into which the Preferred Stock owned by DuPont is convertible). The Company has been advised that, other than with respect to two of its directors (one of whom, Dr. Owen J. Newlin, has advised the Company of his intention to tender 180,000 Shares owned by such director pursuant to the Offer and the other of whom, H. Scott Wallace, has advised the Company that he is undecided as to whether to tender up to 50,000 Shares owned by him), none of its directors or executive officers intends to tender any Shares pursuant to the Offer. If the Company purchases 16,444,586 Shares pursuant to the Offer (approximately 16.67% of the outstanding Shares as of September 25, 1997 including, for this purpose, the Shares into which the Preferred Stock owned by DuPont is convertible), and if no director or executive officer (other than the one director referred to above who intends to tender Shares) tenders Shares pursuant to the Offer, then, after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 2.55% of the outstanding Shares (including, for this purpose, the Shares into which the Preferred Stock owned by DuPont is convertible). In addition to the foregoing, 997,000 Shares are issuable to the Company's directors and officers as a group upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2002.

    Except as set forth in Schedule I hereto, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

    Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS

    Assuming that the Company purchases 16,444,586 Shares pursuant to the Offer at a purchase price of $104 per Share, the Company expects the maximum aggregate cost of the Offer itself to be approximately $1.71 billion. The funds necessary to purchase Shares pursuant to the Offer will come from the proceeds previously received by the Company from the sale of Preferred Stock to DuPont, the funds necessary to pay all related fees and expenses of the Offer and the Transactions will come from the Company's working capital.

11. CERTAIN INFORMATION ABOUT THE COMPANY

    Pioneer's business is the broad application of the science of genetics to develop, produce and market hybrids of corn, sorghum and sunflowers and varieties of soybeans, alfalfa, wheat and canola. Pioneer also produces microbial products including inoculants for high-moisture corn silage, hay and other forages.

    Pioneer's principal executive offices are located at 700 Capital Square, 400 Locust Street, Des Moines, Iowa 50309, and Pioneer's telephone number is (515) 248-4800.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table presents summary historical consolidated financial data for the periods indicated. The historical financial data (other than the book value per share and the ratio of earnings to fixed charges) for the years ended August 31, 1996 and 1995 were derived from the audited consolidated financial statements contained in the Company's Annual Report to Shareholders for the year ended August 31, 1996 and for the nine months ended May 31, 1997 were derived from the unaudited consolidated condensed financial statements contained in the Company's Quarterly Report to Shareholders for the nine months ended May 31, 1997. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report to Shareholders for the year ended August 31, 1996 and the Quarterly Report to Shareholders for the nine months ended May 31, 1997 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below.

                      PIONEER HI-BRED INTERNATIONAL, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                 MAY 31,     AUGUST 31,   AUGUST 31,
                                                                                  1997          1996         1995
                                                                              -------------  -----------  -----------
                                                                               (UNAUDITED)
                                                       ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................................    $     183     $      99    $      84
  Accounts and notes receivable, net........................................          489           243          209
  Inventories:
    Finished seed...........................................................          288           209          280
    Unfinished seed.........................................................           94           163          140
    Other...................................................................            7            10            6
  Deferred income taxes.....................................................           59            58           49
  Prepaid expenses and other current assets.................................           11             2            2
                                                                                   ------    -----------  -----------
    Total current assets....................................................    $   1,131     $     784    $     770
LONG-TERM ASSETS............................................................    $      87     $      81    $      41

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and allowances
  May 31, 1997 - $499
  August 31, 1996 - $475
  August 31, 1995 - $438....................................................    $     542     $     510    $     472
INTANGIBLES.................................................................    $      66     $      47    $      10
                                                                                   ------    -----------  -----------
                                                                                $   1,826     $   1,422    $   1,293
                                                                                   ------    -----------  -----------
                                                                                   ------    -----------  -----------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings.......................................................    $      28     $      13    $      58
Current maturities of long-term debt........................................            5            12           53
Accounts payable, trade.....................................................          167            89           58
Accrued compensation........................................................           52            65           45
Income taxes payable........................................................          181            63           23
Other accruals..............................................................           49            46           43
                                                                                   ------    -----------  -----------
    Total current liabilities...............................................    $     482     $     288    $     280
                                                                                   ------    -----------  -----------

LONG-TERM DEBT..............................................................    $      32     $      25    $      18
                                                                                   ------    -----------  -----------
DEFERRED ITEMS
Postretirement benefits.....................................................    $      42     $      40    $      37
Other.......................................................................           46            44           38
                                                                                   ------    -----------  -----------
                                                                                $      88     $      84    $      75
                                                                                   ------    -----------  -----------
MINORITY INTEREST IN SUBSIDIARIES...........................................    $       7     $       7    $       7
                                                                                   ------    -----------  -----------
SHAREHOLDERS' EQUITY
Preferred stock, no par value...............................................    $  --         $  --        $  --
Common stock, $1 par value..................................................           93            93           93
Additional paid-in capital..................................................           41            23           18
Retained earnings...........................................................        1,499         1,272        1,118
Unrealized gain on available-for-sale securities, net.......................           17            11       --
Cumulative translation adjustment...........................................          (13)           (3)           1
                                                                                   ------    -----------  -----------
                                                                                $   1,637     $   1,396    $   1,230
Less: Cost of common shares acquired for the treasury.......................         (393)         (364)        (303)
Unearned compensation.......................................................          (27)          (14)         (14)
                                                                                   ------    -----------  -----------
                                                                                $   1,217     $   1,018    $     913
                                                                                   ------    -----------  -----------
                                                                                $   1,826     $   1,422    $   1,293
                                                                                   ------    -----------  -----------
                                                                                   ------    -----------  -----------

Book Value per share of common stock outstanding at balance sheet date......    $   14.81     $   12.35    $   10.93

                      PIONEER HI-BRED INTERNATIONAL, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (IN MILLIONS, EXCEPT PER SHARE AND RATIO INFORMATION)

                                                                                               FOR THE YEAR ENDED
                                                                                            ------------------------
                                                                                            AUGUST 31,   AUGUST 31,
                                                                                               1996         1995
                                                                              NINE MONTHS   -----------  -----------
                                                                                 ENDED
                                                                             MAY 31, 1997
                                                                             -------------
                                                                              (UNAUDITED)
Net sales..................................................................    $   1,642     $   1,721    $   1,532
                                                                                  ------    -----------  -----------
Operating costs and expenses:
  Cost of goods sold.......................................................    $     700     $     727    $     642
  Research and product development.........................................          103           136          130
  Selling..................................................................          305           382          354
  General and administrative...............................................           96           129          126
                                                                                  ------    -----------  -----------
                                                                               $   1,204     $   1,374    $   1,252
                                                                                  ------    -----------  -----------
  Operating income.........................................................    $     438     $     347    $     280
Investment income..........................................................           16            22           23
Interest expense...........................................................           (6)          (11)         (13)
Net exchange and other gains (losses)......................................       --                (4)           1
                                                                                  ------    -----------  -----------
  Income before items shown below..........................................    $     448     $     354    $     291
Provision for income taxes.................................................         (161)         (127)        (106)
Minority interest and other................................................           (2)           (4)          (2)
                                                                                  ------    -----------  -----------
  Net income...............................................................    $     285     $     223    $     183
                                                                                  ------    -----------  -----------
                                                                                  ------    -----------  -----------
Income per common share....................................................    $    3.46     $    2.68    $    2.16
Dividends per common share.................................................    $     .69     $     .83    $     .71
Weighted average number of common shares outstanding.......................         82.3          83.2         84.5
Ratio of earnings to fixed charges(1)......................................         65.5          30.1         21.3

--------------------------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and that portion of rent expense estimated to be representative of the interest factor.

                        PRO FORMA FINANCIAL INFORMATION

                                  (UNAUDITED)

    The following table presents summary unaudited pro forma consolidated financial data for the periods indicated. The unaudited pro forma financial data (other than the book value per share and the ratio of earnings to fixed charges) for the year ended August 31, 1996 was derived from the audited consolidated financial statements contained in the Company's Annual Report to Shareholders for the year ended August 31, 1996. The unaudited pro forma financial data for the nine months ended May 31, 1997 was derived from the unaudited consolidated financial statements for the nine months ended May 31, 1997. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report to Shareholders for the year ended August 31, 1996 and the Quarterly Report to Shareholders for the nine months ended May 31, 1997 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below. The unaudited pro forma information does not purport to represent what the results of operation or financial position of the Company would actually have been if these transactions had in fact occurred on such date or to project the Company's financial position or results of operation for any future period.

    On a pro forma basis, assuming (a) the acquisition by DuPont of 164,445.86 shares of Preferred Stock (which represents a common stock equivalent of 16,444,586 Shares) on the Share equivalent basis of $104 per Share and (b) assuming the maximum number of Shares of 16,444,586 shares at the maximum price of $104 per Share are repurchased pursuant to the Offer and that both these transactions took place on either August 31, 1996 or May 31, 1997, the effect on the consolidated balance sheets and the book value per Share of the Company as of August 31, 1996 and May 31, 1997 would not be material. Assuming that transaction (a) took place at the beginning of the respective periods, and transaction (b) took place 30 days later, the effect on the consolidated statements of income for the nine months ended May 31, 1997 and the year ended August 31, 1996, including the effect on the ratio of earnings to fixed changes for the respective periods would not be material.

    On a pro forma basis, assuming (a) the acquisition by DuPont of 164,445.86 shares of Preferred Stock (which represents a common stock equivalent of 16,444,586 Shares) on the Share equivalent basis of $104 per Share and (b) assuming the maximum number of Shares of 16,444,586 shares at the minimum price of $88 per share are repurchased pursuant to the Offer and that both of these transactions took place on either May 31, 1997 or August 31, 1996, the effect on the consolidated balance sheets at May 31, 1997 and August 31, 1997 would be to increase the items set forth below by approximately $252 million, the difference between the funds received from DuPont and the cost of the Shares repurchased. Additionally, book value per Share would increase as set forth below. Assuming that transaction (a) took place at the beginning of the respective period and transaction (b) took place 30 days later, the effect on the consolidated statements of income for the nine-month period ended May 31, 1997 and the year ended August 31, 1996 would be to increase the items set forth below for the earnings from the investment of the excess funds resulting from these two transactions. The ratio of earnings to fixed charges would increase as set forth below.

                                  (UNAUDITED)

                        CONSOLIDATED BALANCE SHEET ITEMS

                                                                           MAY 31, 1997            AUGUST 31, 1996
                                                                     ------------------------  ------------------------
                                                                     HISTORICAL    PRO FORMA   HISTORICAL    PRO FORMA

                                                                        (IN MILLIONS, EXCEPT PER SHARE INFORMATION)
Cash and cash equivalents..........................................   $     183    $     435    $      99    $     351
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------
Current assets.....................................................   $   1,131    $   1,383    $     784    $   1,036
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------
Total assets.......................................................   $   1,826    $   2,078    $   1,422    $   1,674
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------
Shareholders' equity...............................................   $   1,217    $   1,469    $   1,018    $   1,270
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------
Book Value per share of common stock and common stock equivalents
  outstanding at balance sheet date................................   $   14.81    $   17.87    $   12.35    $   15.41

                    CONSOLIDATED STATEMENTS OF INCOME ITEMS

                                                                        NINE MONTHS ENDED             YEAR ENDED
                                                                           MAY 31, 1997            AUGUST 31, 1996
                                                                     ------------------------  ------------------------
                                                                     HISTORICAL    PRO FORMA   HISTORICAL    PRO FORMA

                                                                          (IN MILLIONS, EXCEPT PER SHARE AND RATIO
                                                                                        INFORMATION)
Investment income..................................................   $      16    $      33    $      22    $      43
                                                                          -----        -----        -----        -----
                                                                          -----        -----        -----        -----
Provision for income taxes.........................................   $    (161)   $    (167)   $    (127)   $    (135)
                                                                          -----        -----        -----        -----
                                                                          -----        -----        -----        -----
Net income.........................................................   $     285    $     296    $     223    $     236
                                                                          -----        -----        -----        -----
                                                                          -----        -----        -----        -----
Net income per share of common stock and common stock
  equivalents......................................................   $    3.46    $    3.51    $    2.68    $    2.79
Weighted average number of shares of common stock and common stock
  equivalents outstanding..........................................        82.3         84.1         83.2         84.5
Ratio of earnings to fixed charges.................................        65.5         68.0         30.1         31.8

    ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http: / /www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to any of which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a stockholder's particular circumstances, the Company's purchase of such stockholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an exchange of Shares for cash.

    This summary does not apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, foreign holders, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a beneficial owner of Shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof (other than any partnership treated as foreign under United States Treasury regulations), or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

    UNITED STATES HOLDERS WHO RECEIVE CASH PURSUANT TO THE OFFER. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder, depending on such holder's particular circumstances will be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

    Under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such Shares, and thus will recognize gain or loss, if the exchange (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to such holder or (iii) results in "complete termination" of such holder's equity interest in the Company, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities. Further, for purposes of applying the tests described in clauses (i) and (ii), the Company believes it would be proper to treat the Preferred Stock as having been issued simultaneously with the Offer, and thus believes it would be proper for a United States Holder to disregard the Preferred Stock in determining its interest in the Company immediately prior to the Offer, but to take into account the Preferred Stock in determining its interest in the Company immediately after the Offer.

    If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

    A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly-held corporation is minimal and who exercises no control over corporate affairs should constitute such a "meaningful reduction." The IRS has further indicated that in determining whether the proportionate interest of a United States Holder is reduced for this purpose, consideration will be given to changes in both the holder's equity and voting interests in the Company.

    An exchange of Shares will generally be "substantially disproportionate" with respect to a United States Holder if (a) the ratio which the Shares owned actually and constructively by the holder immediately after the redemption bears to all of the voting stock of the Company at such time is less than 80% of the ratio which the Shares owned actually and constructively by the holder immediately before the redemption bears to all of the voting stock of the Company at such time and (b) the United States Holder's actual and constructive ownership of the aggregate common stock of the Company (including, for this purpose, the Preferred Stock) on a fair market value basis also satisfies the 80% requirement described in clause (a).

    A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company. If a United States Holder could meet the complete termination of interest test but for attribution from family members, such attribution can be waived if a number of requirements are met, including the timely filing of an agreement with the Internal Revenue Service.

    If a United States Holder is treated as having sold such holder's Shares under any of the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Calculation of gain or loss must be made separately for each block of Shares exchanged by a United States Holder. A United States Holder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer. In the case of a non-corporate holder of Shares, long-term capital gains will be subject to tax at a reduced rate, and will be treated as long-term capital gain eligible for a further reduced rate if the Shares are held for more than eighteen months.

    If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be, (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code (in which case the nontaxed portion of the dividend would reduce a corporate holder's adjusted tax basis in the Shares exchanged, but not below zero, and would thereafter be taxable as capital gain from the sale or exchange of the exchanged Shares). To the extent, if any, that the cash received by a United States Holder is not a dividend because the Company does not have sufficient current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

    The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

    STOCKHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE OFFER. Stockholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any tax liability as a result of the consummation of the Offer.

    See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act, which require that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including by exercising its sole discretion under Section 6 to conclude that a condition set forth in Section 6 has not occurred under circumstances in which a reasonable person could conclude that such condition had in fact occurred), the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's soliciting fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

    The Company has retained Lazard Freres & Co. LLC ("Lazard") to act as the dealer manager in connection with the Offer. Lazard will receive a fee for its services as dealer manager pursuant to the Offer of $800,000 if any Shares are purchased by the Company pursuant to the Offer. The Company has agreed to reimburse Lazard for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and the reasonable fees and disbursements of their counsel and to indemnify Lazard against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Lazard has rendered various investment banking and other advisory services to the Company in the past, including, by acting as financial advisor to the Company in connection with the Transactions, for which Lazard received an aggregate fee of $7,000,000, and may render similar services to the Company in the future.

    The Company has retained D.F. King & Co., Inc. as Information Agent and BankBoston, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          PIONEER HI-BRED INTERNATIONAL, INC.

September 25, 1997

                                                                      SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

    Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, except as described below, neither the Company nor any of its associates, subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to September 25, 1997.

    There was a sale of 900 Shares in open market transactions on August 26, 1997 at an average sales price of $87.222 per share by Paul E. Schickler, a vice president of the Company. Pursuant to the Company's Stock Purchase Plan, as of September 4, 1997, each of Herman H.F. Wijffels, a director of the Company, Jerry L. Chicoine, Executive Vice President and Chief Operating Officer of the Company, and Dr. James E. Miller, a vice president of the Company, purchased 11.5030, 5.7313 and 1.1503 Shares, respectively, at a purchase price of $86.9375 per Share. Leon R. Shearer, a vice president of the Company, was granted an option on August 17, 1997 covering an aggregate of 12,000 Shares, exercisable at $85.1875 per Share in equal installments in each of the third, fourth and fifth years following the grant.

    Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions only. The Letter of Transmittal (or an Agent's Message in lieu thereof) and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                                BANKBOSTON, N.A.

    BY MAIL VIA RETURN ENVELOPE:

                         BankBoston, N.A.
                         Corporate Reorganization
                         P.O. Box 8029
                         Boston, MA 02266-8029

    BY HAND:

                         Securities Transfer and Reporting Services, Inc. c/o Boston EquiServe L.P.
                         Corporate Reorganization
                         1 Exchange Plaza/55 Broadway
                         3rd Floor
                         New York, NY 10006

    BY OVERNIGHT OR EXPRESS MAIL:

                         BankBoston, N.A.
                         Corporate Reorganization
                         Mail Stop 45-01-40
                         150 Royall Street
                         Canton, MA 02021

    BY FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):

                         (617) 575-2232/2233

    CONFIRM FACSIMILE TRANSMISSIONS BY TELEPHONE:

                         (800) 730-4001

    Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                Banks and Brokers, call collect: (212) 269-5550
                   All others, call toll-free: (800) 290-6429

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717